Exhibit 99.1

News Release	August 4, 2005
For additional information, contact:

Larry Barbour, President and CEO, or
Kirk Whorf, Executive Vice President and Chief Financial Officer
kwhorf@northstatebank.com
919-645-2707

NORTH STATE BANCORP

REPORTS RECORD EARNINGS FOR SECOND QUARTER 2005

Raleigh, NC. . .For the quarter ended June 30, 2005, North State Bancorp (OTC BB: NSBC.OB) (the “Company”), the holding company for North State Bank, reported net income of $599,000 or $0.23 per diluted share, compared to $310,000, or $0.12 per diluted share, for the second quarter 2004, an increase of 93.2%. For the six months ended June 30, 2005, the Company reported net income of $1.04 million, compared to net income of $554,000 in 2004 for the same period. Earnings per diluted share for the six months ended for 2005 and 2004 were $0.41 and $0.22, respectively. Increased earnings for 2005 were driven by an expanding net interest margin which increased 82 basis points to 3.93% from the quarter ended June 30, 2004 due to rising interest rates combined with continued growth in the loan portfolio.

Total deposits at June 30, 2005 were $314 million and total loans were $261 million, compared to total deposits of $247 million and total loans of $211 million reported at June 30, 2004, increases of 27.1% and 23.7%, respectively.

Total assets for North State Bancorp as of June 30, 2005 were $350 million, compared to total assets of $285 million at June 30, 2004, an increase of 22.8%.

“During the second quarter of 2005, we celebrated the fifth anniversary of the opening of our Bank,” said Larry D. Barbour, president and CEO of North State. “We are pleased to report these results after five years of operations. Our focus has remained on providing total banking services to professional firms, professionals, property management companies, churches, businesses and individuals in Wake County who value mutually beneficial banking relationships; and customers have responded. For the balance of 2005, we will continue to focus on acquiring and growing core deposits from well aligned relationships.”

Founded in 2000, North State Bank is a full service community bank, currently serving Wake County through five offices: full-service offices on Six Forks Road at North Hills and on Falls of Neuse Road in Raleigh, Highway 70 West in Garner, and Blue Ridge Road in West Raleigh, and a loan production office at Wakefield Corporate Center in Wake Forest, NC.

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www.northstatebank.com

Stock Symbol: NSBC.OB : OTC Electronic Bulletin Board

The information as of and for the quarter and six months ended June 30, 2005 as presented is unaudited. This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

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